Exhibit 10.1

RESTRICTED STOCK AGREEMENT (FORM)
AGREEMENT entered into effective _____________ ("Grant Date") by and between Condor Hospitality Trust, Inc., a Maryland corporation ("Company") and _____________, an employee of the Company ("Employee").
1. Stock Award.  _________ shares (the "Restricted Shares") of the Company's common stock ("Stock"), shall be issued as hereinafter provided in Employee's name subject to certain restrictions thereon.  The Restricted Shares shall become non-forfeitable and fully vested in staggered one-fifth (1/5th) increments on ______________, ______________, ____________, ______________ and ______________, provided that with respect to each increment, the Employee is in the continuous employment of the Company on such vesting date.  In the event of termination of the Employee's employment (voluntary or involuntary), the Employee shall forfeit all of the Restricted Shares not then vested.  This restricted stock grant is issued from the Company's 2016 Stock Plan.
2. Dividends and Voting Rights.  The Employee shall be entitled to receive any dividends paid with respect to the Restricted Shares that become payable; provided, however, that no dividends shall be payable to or for the benefit of the Employee for the Restricted Shares with respect to the record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Employee has forfeited the Restricted Shares.  The Employee shall be entitled to vote the Restricted Shares to the same extent as would have been applicable to the Employee if the Employee was then vested in the shares; provided, however, that the Employee shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Employee has forfeited the Restricted Shares.
3. Restricted Shares.  Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
(a) Forfeiture Restrictions:  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee's employment with the Company or employing subsidiary, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions."  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.  Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse on the earlier of: (i) the vesting date of such Restricted Shares as have vested pursuant to Paragraph 1, (ii) the date of a Change of Control (as such term is defined in the Company's 2016 Stock Plan), (iii) the date Employee's employment with the Company is terminated by reason of death or total disability (as determined by the Compensation Committee of the Board of Directors of the Company (the "Committee") using the definition of total disability of the Company's long term disability plan), or (iv) ______________ [5th anniversary] (if the Employee's employment with the Company has not previously terminated on such date(s)).
(b) Book-Entry:  A book-entry on the stock records shall be made by the Company's transfer agent evidencing the Restricted Shares in Employee's name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends as described in Paragraph 2 of this Agreement.  The book-entry shall bear a restriction evidencing the nature of the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, and subject to Section 4 below, the Company shall cause a new book-entry to be made without restriction in the name of Employee for the shares upon which Forfeiture Restrictions lapsed.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to the restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or any regulation of any governmental authority or any national securities exchange.
(c) Transfer Restrictions:  The Restricted Shares may not be transferred except in accordance with applicable federal or state securities laws. Any certificate representing the Restricted Shares will bear a legend to the following effect:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR PLEDGED EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. AS A CONDITION TO THE TRANSFER OF THE SHARES, THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS OR THAT SUCH TRANSFER HAS BEEN REGISTERED UNDER FEDERAL AND ALL APPLICABLE STATE SECURITIES LAWS.
4. Withholding of Tax.  To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restriction results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.
5. Reimbursement.  In the event that (i) the Company is required to restate and submit to the Securities and Exchange Commission a restatement of its audited financial statements for a fiscal year after fiscal 2012 due to material noncompliance with any financial reporting requirement and (ii) Employee engaged in fraud or intentional misconduct that caused or contributed to the need for the restatement, as determined by the Board of Directors, the Company, in an appropriate case as determined by the Board of Directors, shall be entitled to (i) cancel and forfeit any Restricted Shares and/or (ii) require Employee to return to the Company the value of such Restricted Shares (valued as of the date of the lapse of Forfeiture Restrictions with respect thereto), in whole or part, and return of all dividends paid thereon; provided further, however, that the Board of Directors may apply this right of reimbursement in all cases to the Chief Executive Officer and Chief Financial Officer if an employee of the Company engaged in fraud or intentional misconduct as described above.  The rights of reimbursement of the Company shall be in addition to any other right of reimbursement provided by law.
6. Internal Revenue Code Section 409A. Some or all of the Restricted Shares may be subject to IRC Section 409A. If a Restricted Share is subject to Internal Revenue Code Section 409A and if the Employee is a "specified employee" (as defined under IRC Section 409A) on the date the Employee's employment is terminated, the vesting of any such Share that is due upon Employee's termination of employment will be deferred until the seventh calendar month following the calendar month of Employee's  "separation from service" (as defined under IRC Section 409A)

This agreement is intended to comply with IRC Section 409A and shall be construed and interpreted in accordance with such intent. Any provision of this agreement that would result in the imposition of the additional tax under IRC Section 409A of the Code shall be amended on a timely basis to eliminate, or reduce to the extent possible, the additional tax. Such amendment may be made on a retroactive basis, in accordance with regulations and other guidance issued under IRC Section 409A of the Code.

7. Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
8. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
9. Governing Law.  This agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, effective as of the Grant Date.
CONDOR HOSPITALITY TRUST, INC.

By: ________________________________	____________________________
Chief Executive Officer	Employee